EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 225 to the Registration Statement (Form N-1A, No. 002-11357) of our report dated October 19, 2020, on the financial statements and financial highlights of:

•	Neuberger Berman Equity Income Fund
•	Neuberger Berman Genesis Fund
•	Neuberger Berman International Equity Fund
•	Neuberger Berman Large Cap Value Fund
•	Neuberger Berman Real Estate Fund

included in the August 31, 2020 Annual Report to Shareholders of Neuberger Berman Equity Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 2, 2021